Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Post-Effective Form F-1 on Form F-3 (File No. 333-286361 and 333-290032) and Form S-8 (File No. 333-286902) of our report dated July 31, 2025 relating to the consolidated financial statements appearing in the Annual Report on Form 20-F of GCL Global Holdings Ltd. for the year ended March 31, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Marcum Asia CPAs LLP

New York, NY

July 31, 2026